Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Event Date/Time: Jul 29, 2010 / 03:00PM GMT

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jack Jurkoshek

Oceaneering International, Inc. - Director, IR

Jay Collins

Oceaneering International, Inc. - President and CEO

Marvin Migura

Oceaneering International, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Max Barrett

Tudor, Pickering, Holt - Analyst

Brad Handler

Credit Suisse - Analyst

Neil Dingmann

Wunderlich Securities - Analyst

Stephen Gengaro

Jeffereies and Company - Analyst

John Donald

Analyst

Chris Glysteen

Simmons & Company - Analyst

Jim Crandell

Barclays Capital - Analyst

Philip Dodge

Tuohy Brothers Investment - Analyst

Waqar Syed

Macquarie Research Equities - Analyst

Daniel Burke

Johnson Rice & Company - Analyst

PRESENTATION

Operator

Good morning. My name is [Marin], and I will be your conference operator today. I’d like to welcome everyone to the Q2 Oceaneering 2010 Earnings Call. At this time, I’d like to welcome Mr. Jurkoshek. You may now begin.

Jack Jurkoshek - Oceaneering International, Inc. - Director, IR

Good morning, everybody. Thanks for joining us on our 2010 second quarter earnings conference call. As usual, a webcast of this event is being made available through the StreetEvents Network Service by Thomson Reuters.

Joining me today is Jay Collins, our President and Chief Executive Officer, who will be leading the call; Marvin Migura, our Chief Financial Officer; and Bob Mingoia, our Treasurer.

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Just as a reminder before we start, remarks we make during the course of this call regarding our earnings guidance, business strategy, plans for future operations and industry conditions are forward-looking statements being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

And I’m now going to turn the call over to Jay.

Jay Collins - Oceaneering International, Inc. - President and CEO

Thank you, Jack. Good morning, and thanks for joining the call. It’s a pleasure to be here with you today.

Our second quarter earnings per share of $0.98 were considerably above our guidance range. This was primarily attributable to the amount of deepwater vessel, ROV, and ROV tooling work BP awarded us related to the Macondo well incident. In addition to better results from operations, our second quarter included some non-recurring items as noted in the press release, which on a net basis increased our earnings by about $0.03 per share. Our first quarter results included a vessel impairment charge, which decreased our earnings by about $0.06 per share.

On April 22nd, the day after Macondo well incident, we began working at the site for BP with one vessel and two ROVs and have had a substantially greater involvement in BP’s spill control and relief well effort since then. As of yesterday, we were providing two vessels, 13 ROVs, ROV tooling, IWOC services, and engineering and project management at Macondo. Over 300 Oceaneering employees are supporting the project, hopefully to a positive final outcome in the near future.

On the basis of our expected level of services and products to be provided at the Macondo well site and an overall improved outlook for Subsea Products, we are now expecting a better second half for 2010 than envisioned when we issued our revised guidance on June the 7th. Our new outlook combined with our second quarter performance has led us to raise our 2010 annual EPS guidance to a range of $3.20 to $3.40 from $2.80 to $3.10. This 35% EPS improvement midpoint to midpoint consists of $0.13 per share higher earnings in the second quarter and $0.22 per share improved second half outlook. Most of our Q2 outperformance and about one-half of our improved outlook is attributable to Macondo.

The impact of the US Department of Interior’s moratorium will have on our business activities beyond 2010 remains to be determined. There were 35 floating drilling rigs in the Gulf of Mexico at the end of June. Since then, drilling contractors have announced that two of these rigs are being relocated to other market areas, the Congo and Egypt. We have ROVs on board both of these rigs and have secured contracts to keep our vehicles working at these new locations.

Even though we have a global reach with our services and products, we feel strongly that the industry and our own long-term interest will be best served by a resumption of deepwater exploration activities in the Gulf of Mexico. We believe the regulatory changes arising from the Macondo well incident will generate additional opportunities for our ROV tooling. New equipment may include such items as higher flow rate hot stabs, hot stab receptacles and valves, ROV accumulator, reservoir skids to conduct C4 with BOP tests and back-up accumulator bottle skids. We also believe there are possibilities in the future for additional demand for our BOP control systems and perhaps emergency backup ROVs. At this time, it would be pure speculation to attempt to quantify the financial magnitude of these possible opportunities.

Now I’ll move to a discussion of the significant elements of our second quarter results. Excluding the $3.5 million insurance gain related to the ROV system on board the Deepwater Horizon, ROV operating income for the second quarter increased 9% year over year. On this adjusted basis, ROV operating income was flat with the first quarter and an operating margin of 32% was in line with our expectations. Our fleet utilization rate during the quarter was 78%, up from 75% last quarter, down from 80% in the second quarter of 2009. Sequentially, our days on hire increased 5% due to growth in construction demand, notably in Norway and the Gulf of Mexico. Year over year, our days on hire also increased about 5% due to growth in both construction and drill support demand.

During the quarter, we added three vehicles to our fleet, lost one, and retired six. As of the end of June, we had 249 systems available for operation, up from 235 a year ago. Our fleet mix during June was 72% in drill support and 28% in construction and field maintenance.

The situation in the Gulf of Mexico deepwater remains quite dynamic. At the end of March, we had ROVs on board 31 of the 36 floating rigs in the Gulf of Mexico and all were on hire. At the end of June, we had ROVs on board 28 of the floating rigs in the Gulf and we were receiving full day rates for ROVs on 17 rigs, partial day rates on 3 rigs, and 0 day rate for ROVs on 8 rigs. As of yesterday, we were receiving full day rates for ROVs on 11 rigs, partial day rates on 7 rigs and 0 day rates on 10 rigs. Of the 11 rigs with customers paying us full day rate, 3 were at Macondo well sites, 4 are working at other areas of the Gulf, and 4 are warm stacked, presumably waiting on permits and regulatory clarification.

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Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Year over year, our Subsea Products segment grew quarterly revenue 8% and increased operating income 66%. This substantial improvement in operating margin from 13% in the second quarter of 2009 to 21% in the second quarter of 2010 was largely attributable to higher throughput at our umbilical plants, increased operating efficiency, and spending cuts implemented at Multiflex during 2009. Additionally, we achieved higher revenue, profit contribution, and margin from ROV tooling.

On a similar basis, sequentially Subsea Products grew quarterly revenue 12% and increased operating income 65% as operating margin improved from 14% in Q1 to 21% in Q2. Compared to the first quarter, this was accomplished primarily through higher sales of ROV tooling and IWOC services, including our involvement at the Macondo well site. Our Multiflex umbilical operations also achieved better profit contribution through improved job execution.

At the end of the quarter, our products backlog was $347 million, up slightly from $338 million at the end of March and about the same as $350 million at the end of June a year ago. Our Subsea Projects second quarter operating income performance exceeded our forecast, primarily due to the deepwater vessel services we provided BP at the Macondo well site after the accident.

Year over year, operating income decreased as 2009 included the profit contribution generated by The Performer’s work in Angola and additionally in 2010, the Ocean Intervention was out of— Intervention II was out of service for repairs. And the general depend for our deepwater vessel service was weakened. But basically the same reasons on a sequential basis, revenues and operating income were lower in the first quarter after you add back the $5.2 million vessel impairment charge taken in Q1.

During the quarter, we completed the previously-announced acquisition of the DMT Sapphire at a purchase price of $16.5 million. This vessel, to be renamed the Ocean Patriot, is currently in a shipyard being outfitted for saturation diving service. During July, we sold The Performer for use in international areas where we do not normally operate vessels.

In summary, we were extremely pleased with our second quarter result of $0.98 per share and our cash flow generation of $121 million of EBITDA. During the quarter, we repaid the $100 million then outstanding on our revolving credit facility, purchased 1 million shares of our common stock at a cost of approximately $44.5 million, and invested $58.7 million in capital expenditures. $32 million of our CapEx was for ROVs. $16.5 million was used to acquire the DMT Sapphire. All the investments have accounted for $59 million or 62% of our $95 million year-to-date capital expenditures. At the end of June, we had $145 million of cash, $20 million of debt, $300 million available under our revolving credit facility and $1.25 billion of equity.

We’re expecting to have another year of strong earnings with a new 2010 earnings forecast in the range of $3.20 to $3.40 per share, despite the uncertainties in the Gulf of Mexico. If we can achieve the midpoint of our current guidance range EPS for 2010, we’ll be down only 3% from last year’s results and about 7% less than our record results of 2008. We think this speaks volumes about our ability to serve the deepwater E&P and construction markets.

Compared to 2009, our 2010 forecast assumptions include achieving an increased profit contribution from Subsea Products, relatively flat ROV results, and lower Subsea Projects operating income. These three business segments are anticipated to account for 85% or more of our total operating income as they have for the past few years. Compared to 2009, we anticipate our 2010 Subsea Products margin will be higher, ROV margin will be flat, and Subsea Projects margin will be lower. When the Gulf of Mexico permitting and regulator issues are resolved and deepwater E&P activities resume at some reasonable pace, we expect our ROV profits to regain their previously-demonstrated growth trend as demand for underwater services are forecasted to continue to grow.

I believe we are successfully addressing the challenges presented by the 2010 market environment. We’ve intensified efforts to improve our business processes and the effectiveness of how we work as we search for opportunities to grow.

Compared to the first half of 2010, our assumption for the second half of the year included achieving profit growth in our Subsea Products and Subsea Projects segments and experiencing decline in ROV operating income. Subsea Products operating income is expected to improve in the second half of 2010 on the strength of higher ROV tooling, IWOC and subsea field development hardware sales. Subsea Projects operating income is expected to be higher during the second half, largely due to additional deepwater vessel services to be performed for BP. We expect to add at least ten new ROVs to our fleet during the second half of 2010 to meet contracted demand. We do, however, anticipate lower ROV profit performance during the second half of 2010 due to the reduced drilling activities in the Gulf of Mexico.

For the balance of 2010, we expect to achieve quarterly fleet utilization of approximately 75%. For the year 2010, we’re now projecting that our fleet utilization and average ROV revenue per day on hire will be slightly less than that of 2009.

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

For the third quarter of 2010, we’re projecting EPS in the range of $0.90 to $1.00. Year over year, we anticipate higher operating income from our Subsea Products operations will offset lower profit contribution from our Gulf of Mexico ROV operations. Sequentially, we anticipate quarterly operating income improvement from Subsea Products and Subsea Projects and lower profit performances from the Gulf of Mexico ROVs and ADTECH.

While the longer-term impact of the Macondo well incident is uncertain, we are convinced that our strategy to focus on providing services and products to facilitate deepwater exploration and production remains sound. There will undoubtedly be greater regulatory scrutiny and higher costs associated with finding and developing hydrocarbon reserves in deepwater, particularly in the Gulf of Mexico and perhaps elsewhere. However, we believe the oil and gas industry will continue to invest in deepwater as the deepwater play remains one of the best frontiers to adding large hydrocarbon reserves with high production flow rates.

The renewed industry and regulatory emphasis on safe and reliable operations should provide us additional opportunities to demonstrate our capabilities. Resumption of drilling activity in the Gulf of Mexico, where about 15% of the existing floating drilling fleet is located, is important to the future health and growth of the deepwater and subsea market and to the economies of the Gulf Coast states. We believe common sense and economic fundamentals will eventually prevail and drilling will resume. When, at what pace, and at what level remains to be determined.

With our existing assets, we’re well positioned to supply a wide range of the services and product required to support the deepwater exploration, development, and production efforts of our customers. We believe Oceaneering’s business prospects for the long term remain promising. Our commanding competitive position, technology leadership, and strong balance sheet position us to continue to grow the Company and we intend to do so.

In summary, our results continue to demonstrate our ability to generate excellent earnings and cash flow. We believe our business strategy is working well for both the short term and long term. We like our competitive position in the 2010 oil field services market. Our technology gives us the ability to prosper in another challenging year. We are leveraged to what we believe will be an inevitable resumption in the growth of deepwater and subsea completion activity. The longer-term market outlook for our deepwater and subsea service and product offerings remains favorable.

The renewed industry and regulatory emphasis on reliable equipment and redundant safety features for deepwater operations may cause our customers to be even more focused on risk reduction. This will elevate the importance of the utility and reliability of our ROV services and related product offering and reinforce the benefit of our value sale. We are positioned to have another year of substantial earnings in 2010. If we could achieve the top end of our guidance range, this year could be our second best earnings-per-share year ever. All things considered that would be quite an accomplishment.

I appreciate your interest in Oceaneering and will be happy to take your questions now.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Max Barrett. Your line is open.

Max Barrett - Tudor, Pickering, Holt - Analyst

Thanks. Good morning, guys.

Jay Collins - Oceaneering International, Inc. - President and CEO

Hey, Max.

Max Barrett - Tudor, Pickering, Holt - Analyst

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

First question pertains to Subsea Products. Just looking at the various OIE product lines, specifically the non-Gulf of Mexico portion. I was wondering how that performed Q2 versus Q1?

Jay Collins - Oceaneering International, Inc. - President and CEO

I’d say our performance in Subsea Products was broad based across the world and across product lines. I think all of our groups performed well. So, I think it was pretty broad based.

Max Barrett - Tudor, Pickering, Holt - Analyst

Okay. And then on the last call, I think you talked about 40 ROV contracting opportunities remaining for new rigs. Could you give us an update on how many contracts were let in Q2 and then how many remain?

Jay Collins - Oceaneering International, Inc. - President and CEO

Sure, I’d be happy to. Q2 was a very good quarter for us. During the quarter, five jobs were awarded, five ROV contracts were awarded and we won four of those. During the quarter, we put three ROVs on all three new rigs that were placed in service. Cumulatively since 2007, we’ve put ROVs on 33 of the 36 new rigs that have come to work or 92%. And overall, our cumulative total win-loss record on all new built floating rigs since 2007 including those not yet working, has been 45 out of 72 or 63%. And a further breakdown on that is a win-loss record with Pemex, their work is 0 for 3. Win-loss record for Petrobras is 12 out of 29 or 41%. And with all other operators, there’s 33 out of 40 or 83%.

Max Barrett - Tudor, Pickering, Holt - Analyst

Thanks. That does it for me.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question comes from the line of Brad Handler. Your line is open.

Brad Handler - Credit Suisse - Analyst

Thanks. Good morning, guys.

Jay Collins - Oceaneering International, Inc. - President and CEO

Morning, morning.

Brad Handler - Credit Suisse - Analyst

Could you just speak to a little more to the, I guess the optimism you have in products for the second half of the year relative to where you were just I guess a couple months ago? Just breaking it down a little bit further between kind of what is Macondo-related and then where you’re seeing some of the other improvements?

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Well just to repeat—

Brad Handler - Credit Suisse - Analyst

I’m sorry (inaudible)—

Jay Collins - Oceaneering International, Inc. - President and CEO

On the call there, we talked about our outlook being $0.22 better for the second half of the year, half Macondo $0.11 and $0.11 on the other businesses and with products being a primary area. I think, again, that is broad based across our business in general. I think all of our businesses really are anticipating a little bit better business than we anticipated in our previous conference call. Our subsea field development business, particularly in what we’re providing subsea equipment for West African projects, for large OEM customers that we have continues to do well. Multiflex continues to do a little bit better. So I think it’s been a generally broad based area.

Brad Handler - Credit Suisse - Analyst

Jay, should I think of it in terms of the tooling packages and the IWOCs kind of being Gulf of Mexico related and the field development is international?

Jay Collins - Oceaneering International, Inc. - President and CEO

I think those are generally true. And let me just say we were very pleased that we were able to supply BP with the tooling and IWOC services and also with regard to vessels. As we talked in our quarter ago, you were seeing this huge hole in our business in the Gulf of Mexico. And I am just very proud that our people have been able to move as quickly as we could to supply products and services to a customer that really needed them. So when I talked about our 300 people, I mean we have people who have been working 24/7 to be able to provide these services and products, and particularly on the tooling and the IWOC as well as the vessel support and all kinds of engineering support that’s been going on. So, I think— I agree with your characterization tooling and IWOCs being mostly Gulf of Mexico but I think it’s just not a normal or accident that we were able to accomplish this much for our customer during this previous quarter.

Brad Handler - Credit Suisse - Analyst

Sure. Just one more sort of unrelated follow-up I guess. In terms of the guidance and how that plays out by quarter, there’s clearly a step down in the fourth quarter relative to the third and I guess it makes sense as the relief well hopefully takes hold. What’s your visibility on the fourth quarter? What perhaps maybe— what’s the opportunity for product sales to be meaningfully higher than what you can see today? I’m not trying to force you there. I’m just curious for the range that you might be able to see in the fourth quarter?

Jay Collins - Oceaneering International, Inc. - President and CEO

Well I think we— looking at the second half as a whole, which I think is the most reasonable thing to do right now, I think we’ve given you a realistic range. But I wouldn’t encourage you to think outside that range necessarily. Clearly, we always have some seasonal decline from Q3 to Q4. This year we got Q3 continue to be— to boost it up a little bit by continued Macondo work. And then we have the moratorium in the Gulf of Mexico which will certainly depress Q4 as drilling rigs we would normally be working on are still going to be idle, at least that’s our assumption for Q4. So I think it accentuates what is a normal step down to be even more than normal.

Brad Handler - Credit Suisse - Analyst

Right. And recognizing it’s quite early and then I will hop off the line, but can you give us any color at all on sort of the moratorium has certain implications for construction work in the Gulf of Mexico. Clearly, as you think about 2011, how quickly can that turn around for you in 2011, if the moratorium lasts six months and we try to get back to work. Can that— is 2011 a washout I suppose is what I’m trying to get at from an ROV construction perspective or how much opportunity can there be to get back to work?

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Jay Collins - Oceaneering International, Inc. - President and CEO

It’s difficult to have visibility on that. I think we’re just going to stay away from 2011 forecast right now, if you don’t mind. But good question. We’re all talking to our customers and trying to understand that and will be over the next few months. So, hopefully, we’ll be in a better position to address that at our next conference call in three months.

Brad Handler - Credit Suisse - Analyst

Yes, that makes total sense. All right. I’ll turn it back. Thank you very much.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question comes from the line of Neil Dingmann. Your line is open.

Neil Dingmann - Wunderlich Securities - Analyst

Morning, Jay.

Jay Collins - Oceaneering International, Inc. - President and CEO

Neil.

Neil Dingmann - Wunderlich Securities - Analyst

Say just a quick question, Jay. I know on the permits obviously you all don’t know anything there. I’m just wondering given your assumptions, are you assuming that some of the permits aren’t coming back this year and that’s sort of built in on that Subsea Products area? Or is that just on what you’re seeing as of now?

Jay Collins - Oceaneering International, Inc. - President and CEO

Yes, we’re just trying to make our best guess. It’s hard to say really for sure how many rigs will— there will be more rigs or less rigs working. We’ve tried to make sort of an overall best guess. I guess our view is that this— the permits are not going to flow quickly or easily. I’m hoping that Q4 is the bottom and that by Q1 of next year, where we have more rigs running than we do in Q4. But there’s no assurance of that. Q1 could be flat with Q4 in terms of drilling rigs. But, I’m really hoping that Q1 is the bottom. But we’re trying to be very realistic and cautious. At some point, I think it’s going to be spring loaded for a rebound, but if not, certainly built into our current numbers.

Marvin Migura - Oceaneering International, Inc. - CFO

Neil, I don’t think our product segment is as closely tied to permitting as our ROV drill support. I think there is much more of a lag factor. So if permitting started at a month early, I don’t think you’d see an effect in products in 2010.

Neil Dingmann - Wunderlich Securities - Analyst

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

That’s just what I was going to ask Marvin. I guess if that does come back, obviously the ROVs would come back pretty quickly. What about the products? How soon would you assume that some of that starts to come as the permits come?

Jay Collins - Oceaneering International, Inc. - President and CEO

I say keep in mind our products business, a lot of that is longer term business where we’re providing tooling for a big project in West Africa, Multiflex sales where we’re bidding six or nine months ahead of when jobs are going to be delivered or even a year ahead of time. So, a lot of that business is not real short term. So I would say that’s not really a big effect on 2010.

Neil Dingmann - Wunderlich Securities - Analyst

Okay and then just last question, I know you had mentioned I think there’s just a handful you said that of your ROVs that are on a full day rate in the Gulf that are not on the Macondo. Are you just assuming that, I guess, those play out until whatever contracts they’re on and then you don’t assume anything further than that. That’s sort of built into the guidance?

Jay Collins - Oceaneering International, Inc. - President and CEO

I think within the range, it considers a number of those possibilities.

Neil Dingmann - Wunderlich Securities - Analyst

Okay, okay. Got it. Thanks guys on the clarity.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question comes from the line of Stephen Gengaro. Your line is open.

Stephen Gengaro - Jeffereies and Company - Analyst

Thank you. Good morning. I guess two questions. The first just because it was so different than my expectation. ADTECH, what happened in the quarter and I know you said down in the third quarter? Was there something sort of special there that—?

Jay Collins - Oceaneering International, Inc. - President and CEO

We really— they had a great quarter, but really it’s mostly timing there. They are going to have a good year. They will be up compared to last year. But, I think the second half of the year will be down compared to this Q2. So this is not a new run rate for them, although they are going to have a good year. It just kind of bunched up in the second quarter. So it’s mostly timing, although they are going to have a good year.

Stephen Gengaro - Jeffereies and Company - Analyst

Okay, thanks. And then my main question, when we think about rigs leaving the Gulf and we sort of think about the food chain or events which could impact Oceaneering. I mean obviously if the ROV goes with it, you’re okay from that perspective. But sort of from an overall company-wide revenue perspective over the course of sort of a field development, I mean how bad or neutral is that for you?

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Well we do provide more services in the Gulf of Mexico and product than any other location in the world. But we would— we are better off to have a stronger, bigger Gulf of Mexico. So if we look back at 2011 and say, we averaged some number of rigs. You pick the number, 25, 20, 30, whatever number it is, some number lower than 35 and there will be some fewer projects and some ultimately fewer demand for construction projects and vessels and other product in the Gulf of Mexico. So, we want a stronger, bigger, Gulf of Mexico. And to the fact that it’s impaired for some period of time, that is a negative for us.

Stephen Gengaro - Jeffereies and Company - Analyst

But I guess it’s hard to sort of quantify on the rig-by-rig basis, obviously hard to quantify. But net-net, it’s certainly better for the non-ROV services if it’s in the Gulf?

Jay Collins - Oceaneering International, Inc. - President and CEO

Absolutely. I mean you’re right on the rigs. I mean we’re following these two rigs to the Congo and Egypt. And so, once we— that’ll wash— that’ll be a wash. But, it reduces some of the chances for us to do some other follow-on projects.

Marvin Migura - Oceaneering International, Inc. - CFO

Stephen, I think it really affects our IWOCs business and our ROV tooling and our product segment. And then the follow-on work with the IMR and the installation work in our Subsea Projects vessel-based business. But as you said, most of our ROVs— while tooling and IWOCs does have a global reach as well as all of our other services do, I mean it— the Gulf of Mexico is just a nice little place to have a lot of work compared to the rest of the world.

Stephen Gengaro - Jeffereies and Company - Analyst

Okay, no that’s helpful. Thank you.

Operator

Your next question comes from the line of John Donald. Your line is open.

John Donald Analyst

Good morning. I have a question regarding the Macondo workflow. You all were pretty detailed and the vessels and crews that you’ve got out there working right now. I’m wondering how that work scope may change as the well is currently capped now and how that might change, presuming that the relief well gets completed here in the next week or two?

Jay Collins - Oceaneering International, Inc. - President and CEO

I think our vessel-based work is committed work. And we would expect the rigs drilling the relief well and— to move on. I think that there is going to be some continued involvement in Macondo throughout the third quarter.

John Donald Analyst

Okay and then looking beyond that for the number of employees and equipment that you’ve got working there now, presuming that the Macondo is more or less done by the end of third quarter, which I know is still a big assumption. Is there any or I guess what’s the visibility for incremental work for them beyond that at this point in time? Or is that kind of the driver of the big decline in your (inaudible)—?

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

That decline is clearly— several of the— some of those people are on drilling rigs and those rigs will either stand by or they’ll move to some other locations. Like other rigs in the Gulf of Mexico and our engineering people will move on to other projects. But looking more on a worldwide basis where they need— you need support.

John Donald Analyst

Okay and then also just on the share repurchases you did during the quarter, is that something that we can expect a similar rate going forward here, especially after you’ve paid down as much debt as you did during third quarter?

Jay Collins - Oceaneering International, Inc. - President and CEO

Well, we were very pleased that we were able to buy the million shares back at very good prices. We have authorization for 6 million shares. Now we’ve completed 1 million of that. So we have 5 million share authorization outstanding. And so our board will continue to assess that. We don’t have a regular plan of buying shares back and we’ll just— our board will continue to assess that and buy back whenever we think it’s the right opportunity. So I can’t promise you that we’ll buy any shares in the quarter, but we’ll just be very opportunistic on that.

Marvin Migura - Oceaneering International, Inc. - CFO

Yes, we’re not going to forecast our treasury share activity. We’ll only report on it on a quarterly basis.

John Donald Analyst

Okay, fair enough. Thanks a lot for your time, guys.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question comes from the line of Chris Glysteen. Your line is open.

Chris Glysteen - Simmons & Company - Analyst

Thanks. Good morning.

Jay Collins - Oceaneering International, Inc. - President and CEO

Hi, Chris.

Chris Glysteen - Simmons & Company - Analyst

Understanding that the regulatory environment is about as clear as mud right now, if you were to take the assumption that the liability cap is removed and the deepwater Gulf of Mexico becomes the province of solely the IOCs and activity is structurally lower going forward, is there a point that you would envision relocating your deepwater vessels and secondly relocating your construction-related ROVs?

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

I think our vessels there’d be— well we envision plenty of work in the Gulf of Mexico going forward for the Gulf of Mexico deepwater. And we think that’ll continue to grow under almost any scenario that you would want. So, two of the vessels, of course, are international vessels and we could move them if we wanted to. But I certainly wouldn’t speculate on that we would be likely to move those vessels out.

Marvin Migura - Oceaneering International, Inc. - CFO

Well we do a lot of deepwater for the IOCs. I mean they are a big customer, even though I mean— and then so that is a possibility should a spot market or a long-term contract become available in the international market. But we don’t see that right now.

Chris Glysteen - Simmons & Company - Analyst

Okay and secondly, turning to you mentioned the ROV contract awards. One, can you comment on the pricing trends that you’ve seen on those? Is it any different from those you’ve experienced in the last six months? And secondly, did you comment on available contract opportunities going forward? If so, if I missed it, can you quickly rehash that?

Jay Collins - Oceaneering International, Inc. - President and CEO

Okay. I think on terms of pricing, no change really on pricing. We continue to, I think, have what I would call normal pricing on these jobs going forward. With regard to new contracts going forward, sure let me just find that for you here. Yes, by our count, there are 69 floating rigs on order at the end of the quarter. 44 of those have contracted with operators. They all have long-term contracts. ROV contracts have been let on 33 of those 69 rigs. And we’ve won 10 of those 33. There are 36 ROV contracts— that leaves 36 jobs that are potentially available out there, 11 of those have contract at the moment. We’d further say that we think about 30 rigs are likely to be placed in service this year. 13 went to work in the first half and we’ve put ROVs on 10 of those 13. Of the remaining 17, we have ROV contracts on 11 of them. Competitors have the ROV contracts on the other 6. Hopefully, that helps you.

Chris Glysteen - Simmons & Company - Analyst

Absolutely. Thank you very much.

Operator

Your next question comes from the line of Anthony Walker. Your line is open.

Jim Crandell - Barclays Capital - Analyst

Hi, this is Jim Crandell. Good morning, Jay.

Jay Collins - Oceaneering International, Inc. - President and CEO

Hey, Jim. Good morning.

Jim Crandell - Barclays Capital - Analyst

Sorry there were some technical problems on your call, so I might ask questions that were covered on the call. First of all, Jay in your Subsea Products business my impression was that all of the businesses were doing quite well with the exception of umbilicals, which has had some problems that go back a few quarters. You described the improvement as broad based. Are umbilicals now improving, aside from the Macondo business? And if so, what’s causing that?

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Well I think we did experience better results in our Multiflex umbilicals, particularly compared to last year. Our cost reduction efforts worked. I think our execution was good in the second quarter. So again, our business is still oversupplied with capacity in the market. Prices are still too low. So I think from a profitability point of view, it’s not where it needs to be. But in terms of meeting our internal expectations of what we thought was going to happen, it was a good quarter and our outlook I think is improving for that business. We are starting to see a few more bid opportunities in the North Sea. So I think we’re generally feeling a little better about that business, but it’s still away from— far from where it needs to be longer term.

Marvin Migura - Oceaneering International, Inc. - CFO

Jim—

Jim Crandell - Barclays Capital - Analyst

I know you’re not projecting for 2011, but if I sort of looked at the improvement at Macondo dissipating by the end of the year and was thinking about the business for 2011, I should think about margins probably being higher than where they were in the first half of 2010 because of the improvements that you’re citing right?

Marvin Migura - Oceaneering International, Inc. - CFO

So Jim when you look at the second quarter products margin, you see that year over year it improved from 13% to 21% year over year for the second quarter. And as— I don’t know if you caught that on our opening remarks. Jay indicated that it was largely attributable to higher throughput at our umbilical plants and increased operating efficiency and spending cuts that Multiflex had implemented in 2009. So, a lot of that improvement had nothing to do with Macondo. What did— Macondo did contribute higher revenue profit contribution and margins from ROV tooling. But I mean we’re pleased with our improvement in Subsea Products and just a lot depends upon what’s going to happen in the Gulf of Mexico and the level of activity that products brings. But certainly Multiflex’s outlook is improving.

Jay Collins - Oceaneering International, Inc. - President and CEO

And again I think I’ll pass on the 2011 characterizations.

Jim Crandell - Barclays Capital - Analyst

Okay, my second question has to do with Brazil. When would you expect or do you expect another sort of multi ROV type opportunity similar to the one that you lost here recently to Subsea? And when might that occur?

Jay Collins - Oceaneering International, Inc. - President and CEO

I don’t think we have any definite dates on that. We’ve heard rumors that there might be— they might be putting something like that together, but we don’t see a date or anything firm on that at the moment, so I really can’t tell you.

Jim Crandell - Barclays Capital - Analyst

You think that the bidding aggressiveness shown by Subsea and Brazil, have you seen that duplicated in any other international markets during 2010?

Jay Collins - Oceaneering International, Inc. - President and CEO

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Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Well there are a number— they’re our largest competitor and we do see them bidding against us in several places in the world. And then they always— sometimes they bid aggressively. So I think that in Brazil seemed to be a particularly aggressive bid on their part. I think that’s maybe more so than we’ve seen in other places. We see them all over the world.

Marvin Migura - Oceaneering International, Inc. - CFO

I’d just add—

Jim Crandell - Barclays Capital - Analyst

But you’ve always had experience— you’ve always competed and almost always have won against them, but when they are 15% or 20% below you in price, it makes it difficult. Do you sense them becoming more price aggressive in other international markets?

Marvin Migura - Oceaneering International, Inc. - CFO

Well there are— as Jay said earlier, there were five ROV contract awards made in the second quarter on new rigs. Okay, we won four of them. And the one that we lost was not to Subsea 7.

Jay Collins - Oceaneering International, Inc. - President and CEO

And that’s our most current—

Marvin Migura - Oceaneering International, Inc. - CFO

That’s the most current data we have.

Jim Crandell - Barclays Capital - Analyst

And you don’t feel that you’re bidding more aggressively on— with the anticipation that Subsea could be bidding more aggressively?

Jay Collins - Oceaneering International, Inc. - President and CEO

No, I think our value sale is still very strong and I think customers choose us because they think they’ll make more money [tying] us and we believe that’s the case. And we sell hard on that basis.

Jim Crandell - Barclays Capital - Analyst

Okay and my last question, Jay and again apologize if you covered this but I was cut off during the call, the third question has to do with changes in the business that affect Oceaneering as a result of the Macondo accident, things that will be either mandated by rules and regulations or the procedures that the major IOCs will put through as a result that you think could have a positive impact on Oceaneering’s business going forward?

Jay Collins - Oceaneering International, Inc. - President and CEO

Jim, well we do think there’s some opportunities for sure with regard to how the ROV interfaces with the BOP and the control panel. We think there’s opportunities for us to rent some maybe more robust equipment, maybe even provide some control panels that are more designed for the ROV to have a— I’d call it a more robust interface and be able to control the BOP faster. In addition that would— in some places that would mean bigger hot stabs, hot stab receptacles, valves. If they’re going to be a backup control systems, we could very well provide some of that subsea equipment, accumulator, banks and in some cases even a standby ROV. OP control systems have at the high end multi— has the capacity for quite a few functions. We think some people may be looking to add more functions for the BOP. So, maybe there are some opportunities for us there.

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

So it’s a little early yet, cause the rules really aren’t set. And everybody’s kind of cautious about buying things before they know what the new rules are. But we do think there’s opportunity there, yes.

Jim Crandell - Barclays Capital - Analyst

But you think that cumulatively these could make a meaningful difference in your sort of revenue per day on the rig?

Jay Collins - Oceaneering International, Inc. - President and CEO

I’m hesitant to tell you to move the needle for Oceaneering, but every little bit helps. So, I think I just can’t quantify it yet. That was also part of our comment. But as we get more specific information on that, we get real orders, we’ll be ready to try to give you some idea of that.

Jim Crandell - Barclays Capital - Analyst

Okay and one last question, if I could, Jay. FMC recently made the comment that they expected a pick up in subsea [tree] orders over the balance of the year into 2011. And that the IOCs were having some kind of change in that they’re going from delaying projects to make sure projects are staying on schedule. And thus, there was a lot of opportunity for big jobs. My question is, does that apply to umbilicals as well? And would you expect to see a real notable pickup in large umbilical bidding opportunities over the rest of this year?

Jay Collins - Oceaneering International, Inc. - President and CEO

With regard to large jobs, I don’t think we’ve seen anything new necessarily show up. I mentioned earlier I think we’ve seen some smaller jobs that have been delayed in the UK starting to come back, not something that will affect 2010 results. But that’s a little bit encouraging. Petrobras I think certainly has plenty of work. And so we anticipate that our Brazilian Multiflex factory will have a good customer there in Petrobras going forward for the next two or three years, which or longer— even longer than that. So, but I think in terms of big, large orders in the umbilical, we haven’t seen it yet. And so we’ll just have to wait and see.

Jim Crandell - Barclays Capital - Analyst

I bet you in West Africa would you expect large bidding opportunities over the rest of this year?

Marvin Migura - Oceaneering International, Inc. - CFO

We don’t see them on the horizon.

Jim Crandell - Barclays Capital - Analyst

Project CLOV which is being let go. Will that be a big umbilical bid to watch in the second half?

Marvin Migura - Oceaneering International, Inc. - CFO

I saw that Acergy won that award. I don’t know what the status of the umbilical order is. We do not have the visibility right now of pending large orders being bid by Multiflex into West Africa.

Jim Crandell - Barclays Capital - Analyst

Okay.

Marvin Migura - Oceaneering International, Inc. - CFO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

What we have seen, Jim— Jim, what we have seen is what Jay mentioned is a pickup in interest in the North Sea umbilical market. And I mean and for putting more throughput through our UK plant is significant. And we hope that’s going to continue and accelerate. But I just— we just don’t have evidence of large orders that FMC may be talking about or for CLOV that’s pending in the umbilical market.

Jim Crandell - Barclays Capital - Analyst

Got it. Okay, thanks again.

Operator

Your next question is from the line of Philip Dodge. Your line is open.

Philip Dodge - Tuohy Brothers Investment - Analyst

Good morning, everybody. Just wanted to make sure I’m clear on the ten or more ROVs entering service second half with contracted demand. Was that number included in the wins that you gave us earlier on offshore rigs or is it incremental?

Jay Collins - Oceaneering International, Inc. - President and CEO

Let me just maybe talk about something I hadn’t really said. And for the second half of the year, we have 15 contracts for ROVs.

Marvin Migura - Oceaneering International, Inc. - CFO

We have said, excuse me Jay, we have said at least 10 of those are going to our— but we do have firm contracts for 15 ROVs.

Jay Collins - Oceaneering International, Inc. - President and CEO

Right. And some of, yes, we think some of those will certainly slip. 12 of those are drill support jobs, 11 new rigs, 1 older rig. And then 3 of those are for construction field maintenance type work. So that’s really what we have for the outlook for the second half.

Philip Dodge - Tuohy Brothers Investment - Analyst

Okay, yes, so that’s the— or more in the ten or more?

Jay Collins - Oceaneering International, Inc. - President and CEO

Right.

Philip Dodge - Tuohy Brothers Investment - Analyst

And then I understand completely the uncertainty about how much of a market will be added by responding to the spill and the regulations and the initiatives and redundancy and so forth. Of that amount, whatever it is, do you have an opinion on how much of that would be in the Gulf of Mexico, all or most of it or would there be other markets involved?

Jay Collins - Oceaneering International, Inc. - President and CEO

I think it will be— start in the Gulf of Mexico, but I would anticipate that major well light operators, if they decide it’s a good idea in the Gulf of Mexico, they will put it on their rigs and other places as well. And that ultimately other regulatory bodies will be looking to see if they want to

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

add those as terms of rules. But I think international operators will not just be looking to satisfy the Gulf of Mexico regulations but will be looking to do what they think is the improved— have improved safety. And once they decide to do that, I think they’ll do it on other rigs as well.

Philip Dodge - Tuohy Brothers Investment - Analyst

So some of it would be voluntary rather than required?

Jay Collins - Oceaneering International, Inc. - President and CEO

Absolutely. I think every oil company is trying to figure out how to operate as safely as possible. And while they will certainly satisfy the rules, I think they’re also trying to satisfy themselves that if there’s something they can do to make it safer, they will definitely do it.

Philip Dodge - Tuohy Brothers Investment - Analyst

Right, okay. Thank you very much.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question is from the line of Waqar Syed. Your line is open.

Waqar Syed - Macquarie Research Equities - Analyst

Congratulations, Jay on a very good quarter.

Jay Collins - Oceaneering International, Inc. - President and CEO

Thank you.

Waqar Syed - Macquarie Research Equities - Analyst

A couple of questions. First, on the umbilicals business, how has the market share changed for you guys over the last 12 months? And secondly, in general, have you seen the utilization— industry utilization from umbilicals pick up or it still remains at a relatively low level today?

Jay Collins - Oceaneering International, Inc. - President and CEO

I think the market has pretty much remained about the same. There have been a few orders. Our share may have dropped a little bit in the last year.

Marvin Migura - Oceaneering International, Inc. - CFO

I think if you consider the [Tumar] project in the Middle East and Gorgon and there was another large order that when you start calculating— there were three large orders. If we start calculating market share on number of kilometers of umbilicals awarded, yes, our market share declined.

Jay Collins - Oceaneering International, Inc. - President and CEO

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

But I don’t—

Marvin Migura - Oceaneering International, Inc. - CFO

On his 12-month measurement.

Jay Collins - Oceaneering International, Inc. - President and CEO

I think we were up the period before that. Sort of depends on when you—

Marvin Migura - Oceaneering International, Inc. - CFO

Timing of orders.

Jay Collins - Oceaneering International, Inc. - President and CEO

We had won a large Shell order, an Exxon order the year before, so it kind of moves in cycles. But I’d say it’s been pretty much, pretty stable I would say and still more capacity than there is market.

Waqar Syed - Macquarie Research Equities - Analyst

Is it true that margins for some of the smaller projects are generally better than in the bigger orders where people discount more heavily?

Jay Collins - Oceaneering International, Inc. - President and CEO

I’d kind of make a generalization. I think every job is different. Like in most businesses, big orders tend to attract maybe more competitive bids. Everybody wants a piece of it and it does fill your factory up. So it’s possibly true, but it’s kind of— I would hate to generalize that too far.

Marvin Migura - Oceaneering International, Inc. - CFO

Because large orders do, as Jay said, fill up the factory and then you have a better absorption rate of your indirect costs. So when it comes to calculating margin per job, you really have to look at over a longer period of time. And if you can level load your factory, then your margin is going to be better if it’s start and stop on small projects. So, I don’t— I couldn’t make a general characterization of that at all.

Waqar Syed - Macquarie Research Equities - Analyst

And then in terms of the industry utilization, has that picked up or it still remains at relatively low levels?

Jay Collins - Oceaneering International, Inc. - President and CEO

I’d say it’s still relatively low levels.

Waqar Syed - Macquarie Research Equities - Analyst

Okay and then just finally on this— the big four— major oil companies have put— are putting together this oil spill response team, investing about $1 billion. Have they approached the service companies and do you see that Oceaneering gaining a part of that response? I think that’s going to finally be put together?

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Jay Collins - Oceaneering International, Inc. - President and CEO

Are you talking about in terms of providing service or bearing the cost?

Waqar Syed - Macquarie Research Equities - Analyst

No, no, providing service.

Marvin Migura - Oceaneering International, Inc. - CFO

To the $1 billion fund—

Jay Collins - Oceaneering International, Inc. - President and CEO

I think the oil companies will require service companies and vendors to provide vessels and equipment and ultimately maybe they’ll be a standby ROV and other equipment. So as this plays out, there could be opportunities for Oceaneering. I think the— we’re not quite there yet.

Marvin Migura - Oceaneering International, Inc. - CFO

Yes, I think it’s a little early to get from that announcement that they’re going to be forming this fund to having them contact suppliers such as underwater services suppliers such as Oceaneering. So I hope they do. It’d be a good standby book of business, but to my knowledge we’ve not been contacted yet, Waqar.

Waqar Syed - Macquarie Research Equities - Analyst

Okay, thank you very much.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

Your next question is from the line of Daniel Burke. Your line is open.

Daniel Burke - Johnson Rice & Company - Analyst

Morning, guys.

Jay Collins - Oceaneering International, Inc. - President and CEO

Hey, Dan.

Marvin Migura - Oceaneering International, Inc. - CFO

Morning.

Daniel Burke - Johnson Rice & Company - Analyst

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Obviously, it’s been a busy last quarter for you all. But looking at the free cash flow side, you’ve been pretty consistent in saying acquisitions are a first use of cash for Oceaneering. Was just curious as you step back here and look at what— the event in the Gulf of Mexico, does it make you more or less optimistic that some opportunities in the subsea market might present themselves to you?

Jay Collins - Oceaneering International, Inc. - President and CEO

Yes, I was just thinking have we seen anything come up because of this? Not yet. Will we? Perhaps. It’s hard to generalize on that. Waiting around for people to get in distress? I think that really doesn’t work. Always imagine that that’s going to happen but it rarely does, although DMT did go out of business. So that created an opportunity, had nothing to do with the spill really. So I would— I’m hard pressed to say that we’re going to see opportunities because of the spill. We’re looking everywhere though all the time.

Marvin Migura - Oceaneering International, Inc. - CFO

And I don’t think it’s changed our outlook whether we’re more optimistic or less optimistic. I think we’re just looking as hard as we can.

Daniel Burke - Johnson Rice & Company - Analyst

Great and then since we’re on M&A, Subsea 7/Acergy combination, does that in any way change the competitive dynamics out there for you all?

Jay Collins - Oceaneering International, Inc. - President and CEO

No, not really. We try to sell umbilical products to both those guys and some other services. Acergy is not an ROV competitor, although they have their own ROVs for their own accounts. Subsea 7 is a competitor. I don’t think it really makes much difference to us.

Marvin Migura - Oceaneering International, Inc. - CFO

We’re hoping, going back to Jim’s question, we’re hoping that the combination may bring more rational bidding in the third-party services world. But don’t expect it. So, no I don’t see any difference.

Jay Collins - Oceaneering International, Inc. - President and CEO

But the combination can win more big construction installation projects. And they’re a natural market for us to sell umbilicals. That could be a positive.

Marvin Migura - Oceaneering International, Inc. - CFO

They won’t go to [technique] for umbilicals.

Jay Collins - Oceaneering International, Inc. - President and CEO

It’ll be less likely for sure.

Daniel Burke - Johnson Rice & Company - Analyst

I see. One on umbilicals then as well and maybe you can address this qualitatively. And it’s been covered a handful of times here, so I apologize for revisiting it. But you referenced both what sound like some level of structural changes in maybe the cost base within your umbilicals organization. But you also referenced as well higher throughput. How relevant is the fact that throughput was up versus maybe some of the other cost adjustments you’ve made in terms of driving this improved profitability from the business?

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Jay Collins - Oceaneering International, Inc. - President and CEO

I think they’re both very important. We took several hundred people out of that business and I guess it started in late ‘08 and early ‘09. So several hundred people less in our three factories and sort of downsized that business to be the level of business that we thought we would get. And then, we’ve achieved that level, maybe slightly more. So it is— once you fill the— once you have a factory and you’re open for business, a lot of your costs are pretty much fixed other than material. So it is a very volume-sensitive business. So adding some additional volume does help.

Marvin Migura - Oceaneering International, Inc. - CFO

I think it’s three things, volume, lower fixed costs, and improved execution. I think we really have done a much better job eliminating waste from that production environment.

Daniel Burke - Johnson Rice & Company - Analyst

Thanks. Hey Marvin, one last one. The vessel sale in Q3, you already wrote down the vessel so presumably there won’t be a gain or a loss that we’ll see in your Q3 results. I’m just thinking ahead to the second half guidance.

Marvin Migura - Oceaneering International, Inc. - CFO

Presumably that is exactly correct.

Daniel Burke - Johnson Rice & Company - Analyst

Okay, I appreciate it guys. Thank you for the time.

Operator

Your next question is from the line of Stephen Gengaro. Your line is open.

Stephen Gengaro - Jeffereies and Company - Analyst

Thank you. Just to revisit the ROV side one more time, are you seeing any— I guess two questions but one is are you seeing any change in sort of the price dynamics in the Gulf of Mexico specifically because of the disruptions we’ve seen?

Jay Collins - Oceaneering International, Inc. - President and CEO

No, not really. We go back to the start. I think— by our count, at one point there were 35 rigs and we were on 29 of them. So, it’s mostly about us. So while we have a lot less rigs running right now, it’s mostly about us and not about our competitors that are out of work. So we had most of the market and so it’s really— it’s our system. So it doesn’t really lead to a price change.

Stephen Gengaro - Jeffereies and Company - Analyst

And there’s nothing in the— there’s nothing that you can— well if you look at the work you’re doing around the oil spill, is there anything in there which would change the margin profile that we saw in the second or we should see in the third quarter?

Jay Collins - Oceaneering International, Inc. - President and CEO

With regard to our ROV business, no we were on drilling rigs that moved there and so our rates were already set. So it really shouldn’t change.

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

Stephen Gengaro - Jeffereies and Company - Analyst

Okay, that’s helpful. Thank you.

Marvin Migura - Oceaneering International, Inc. - CFO

I think it would be not a rate structure change. I mean it could be a utilization difference which is (inaudible)—

Operator

Your last question is from the line of Brad Handler. Your line is open.

Brad Handler - Credit Suisse - Analyst

Thanks, guys. We talked about Brazil in the context of ROVs and umbilicals. But I guess I just thought I’d ask if there are some other pieces of your products business that are poised to benefit, maybe more specifically are there tenders for things like IWOCs? Is there some visibility about how Petrobras is planning for those or are those short cycle enough that that’s something you need to be focused on?

Jay Collins - Oceaneering International, Inc. - President and CEO

We are looking to see how we can expand any of our businesses into Brazil, but I would say it’s a slow and tedious process to enter those markets. And so we don’t really have anything to announce at this point in time. But we would like to be able to provide more services and product into that market. But it is a slow process.

Brad Handler - Credit Suisse - Analyst

Okay and I guess maybe cause it is easier to grab onto the umbilicals topic, is there a frame agreement kind of structure with umbilicals? Is there as they are as I’m sure you know and on the Subsea tree side as they treat it and some other aspects? Is there that kind of structure, in which case maybe where are you in the process there (inaudible)?

Jay Collins - Oceaneering International, Inc. - President and CEO

The Petrobras bids out every job and there are three or four competitors and every job is bid out and negotiated hard.

Marvin Migura - Oceaneering International, Inc. - CFO

There is no frame agreement for umbilicals globally.

Brad Handler - Credit Suisse - Analyst

Okay. Any trends within Brazil, just to stick with it, in terms of steel tube versus thermal plastic?

Jay Collins - Oceaneering International, Inc. - President and CEO

Well I think umbilicals are getting heavier but— and deeper. But other than that, I think that’s the main.

Brad Handler - Credit Suisse - Analyst

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FINAL TRANSCRIPT

Jul 29, 2010 / 03:00PM GMT, OII - Q2 2010 Oceaneering International, Inc. Earnings Conference Call

But you don’t sense any— I guess what I’m wondering is if there’s any sense that maybe for presale developments it’s— would matter right? But is there any trend that takes you away from thermal plastics?

Jay Collins - Oceaneering International, Inc. - President and CEO

No it’s mainly— it’s mainly been a thermal plastic market and still is. Like I say just may have more arming wire on there and be heavier.

Marvin Migura - Oceaneering International, Inc. - CFO

It’s a mix, I mean but I mean I don’t see a trend rather.

Brad Handler - Credit Suisse - Analyst

Okay. Okay, thanks.

Jay Collins - Oceaneering International, Inc. - President and CEO

You bet.

Operator

There are no further questions at this time. I’ll now turn the call back over to you.

Jay Collins - Oceaneering International, Inc. - President and CEO

All right, thank you very much. We appreciate all your questions. Take care.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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